UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Coeur Mining, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

 2023 Proxy Statement Highlights  May 2023

 This presentation contains forward‐looking statements within the meaning of securities legislation in the United States and Canada, including statements involving strategic priorities and company strategies, executive compensation program components and environmental, social and governance (“ESG”) initiatives and expectations regarding Coeur Mining, Inc.’s (“Coeur’s”) properties. Such forward‐looking statements involve known and unknown risks, uncertainties, and other factors which may cause Coeur’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward‐looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large‐scale mining projects, environmental hazards, industrial accidents, weather, or geologically related conditions), changes in the market prices of gold and silver, and a sustained lower price or higher treatment and refining charge environment, the impact of geopolitical conditions, pandemics or epidemics, climate change, extreme weather events and other macro conditions, including disruptions to operations, the need for heightened health and safety protocols, inflation and disruptions to our vendors, suppliers and the communities where we operate; the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions, grade and recovery rate variability, any future labor disputes, or work stoppages, the uncertainties inherent in the estimation of mineral reserves and resources, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of access to or insolvency of any third‐party smelter to which Coeur markets its production, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent report on Form 10‐K. Actual results, developments, and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward looking statements. Coeur disclaims any intent or obligation to update publicly such forward‐looking statements, whether as a result of new information, future events, or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations, or statements made by third parties in respect of Coeur, its financial or operating results or its securities.  Non‐U.S. GAAP Measures ‐ We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non‐U.S. GAAP financial measures, including adjusted EBITDA, free cash flow and adjusted costs applicable to sales per ounce. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe adjusted EBITDA, free cash flow and adjusted costs applicable to sales are important measures in assessing the Company’s overall financial performance.  Website references included throughout this presentation are provided for convenience only, and the contents of websites do not constitute a part of and are not incorporated by reference into this presentation.

 Mineral Reserves and Resources  Coeur is subject to the reporting requirements of the Exchange Act and applicable Canadian securities laws, and as a result we report our mineral reserves and mineral resources according to two different standards. U.S. reporting requirements, are governed by Item 1300 of Regulation S-K (‘‘S-K 1300’’), as issued by the U.S. Securities and Exchange Commission (‘‘SEC’’). Canadian reporting requirements for disclosure of mineral properties are governed by National Instrument 43-10 Standards of Disclosure for Mineral Projects (‘‘NI 43-101’’), as adopted from the definitions provided by the Canadian Institute of Mining, Metallurgy and Petroleum. Both sets of reporting standards have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, but the standards embody slightly different approaches and definitions.  In Coeur’s public filings in the U.S. and Canada and in certain other announcements not filed with the SEC, we disclose proven and probable reserves and measured, indicated and inferred resources, each as defined in S-K 1300. The estimation of measured resources and indicated resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves, and therefore investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into S-K 1300-compliant reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources, and therefore it cannot be assumed that all or any part of inferred resources will ever be upgraded to a higher category. Therefore, investors are cautioned not to assume that all or any part of inferred resources exist, or that they can be mined legally or economically.

 In connection with the solicitation of proxies, Coeur filed with the SEC and mailed to stockholders a definitive proxy statement dated March 30, 2023 (the “Proxy Statement”). The Proxy Statement contains important information about Coeur and its 2023 Annual Stockholders’ Meeting. Stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Coeur through the web site maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Coeur by contacting Investor Relations in writing at Coeur Mining, Inc., Investor Relations, 200 South Wacker Drive, Suite 2100, Chicago, IL 60606 or by telephone at (312) 489-5800. The Proxy Statement and other SEC filings are also available at www.coeur.com/investors/overview/. The contents of the web sites referenced above are not deemed to be incorporated by reference into the Proxy Statement. Stockholders may also call our solicitors if they have questions or need assistance voting their shares, or with requests for additional copies of the proxy materials: Morrow Sodali LLC at (203) 658-9400.

 Relevant Terms  We use the following terms in this presentation and in the Proxy Statement to describe our operations and results, some of which are non-GAAP financial measures. Please see the applicable non-GAAP reconciliation tables in the appendix to this presentation  Adjusted EBITDA  Earnings before interest, taxes, depreciation and amortization, adjusted to exclude items that may not be indicative of, or are unrelated to our core operating results, a non-GAAP measure  AIP  Coeur’s Annual Incentive Plan  CAS  Costs applicable to sales per ounce, a non-GAAP measure  Coeur or the Company  Coeur Mining, Inc.  ESG  Environmental, Social and Governance  GHG  Greenhouse Gas  GRI  Global Reporting Initiative   LTIP or Plan  Coeur’s 2018 Long-Term Incentive Plan, as amended  NEOs  Named Executive Officers  POA 11  Rochester Mine Plan of Operations Amendment No. 11 Expansion Project  PSUs  Performance share units issued under the LTIP  ROIC  Return on Invested Capital  rTSR  Relative Total Stockholder Return  TCFD  Financial Stability Board’s Task Force on Climate-related Financial Disclosures  TRIFR  Total Reportable Injury Frequency Rate  TSR  Total Stockholder Return  YOY  Year-over-year

 2023 Annual Stockholders’ Meeting   6  Voting Matters  Proposal  Coeur Board Voting Recommendation  1  Election of 9 director nominees named in the proxy statement  FOR each nominee  2  Ratification of the appointment of Grant Thornton LLP as Coeur’s independent registered public accounting firm for 2023  FOR  3  Vote on an advisory resolution to approve executive compensation  FOR  4  Vote on an advisory resolution to approve the frequency of future advisory votes to approve executive compensation  1 YEAR  Annual Meeting  Time and Date  9:30 a.m. local time on Tuesday, May 9, 2023  Place  Virtual - www.virtualshareholdermeeting.com/CDE2023   Record Date  March 15, 2023  Voting  Holders of common stock as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

 Company Overview  Note: See slides in appendix for additional information related to mineral reserves and resources.  As of March 15, 2023.  As of March 31, 2023.  ADTV = Average Daily Trading Volume. Data Observed over a 90-day trading period.  As of December 31, 2022.  Guidance as published by Coeur on February 22, 2023.  Headquartered in Chicago, IL, Coeur Mining is a well-diversified, growing precious metals producer with a focus on generating sustainable, high-quality cash flow from its North American asset base  Palmarejo  Rochester  Wharf  Silvertip  Kensington  Corporate Office  Operating Mine  Exploration Project  Company Snapshot  Listing:  NYSE: CDE  Shares O/S1:  ~321M  Market Cap2:  ~$1.3B  ADTV2,3:  ~$19M  Proven & Probable Reserves4:  3.4 million ounces Au  245.7 million ounces Ag  2023E Gold Production5:  320,000 – 370,000 ounces  2023E Silver Production5:  10.0 – 12.0 million ounces  U.S. organic growth offers unique near-term catalyst  NOT Linked: Excel > ADTV

 Human Capital Management and Culture  Coeur has long recognized that people and culture are the key to achieving our strategic goals. We aim to promote safety first, proactively develop our people and foster a diverse and inclusive culture. Our leadership team regularly engages with employees and assesses our culture through surveys, town halls with opportunities for employees to ask questions, and development programming, among other efforts. We also conduct robust succession planning at all levels of the organization.      Building on our 2021 culture survey results, we are focused on improving baseline inclusion statistics and will seek employee feedback on these metrics in 2023 and beyond.  Based on 2021 Culture Survey results.  Diversity data as of December 31, 2022.

Recent ESG Accomplishments

COEUR MINING®

Coeur is committed to being an industry leader in its ESG practices, exemplified by the Company's recent accomplishments

***Published** GHG emissions target: 35% reduction in net intensity by end of 2024*

*Conducted site-specific **scenario analyses** and **energy diagnostics***

*Korie Hickel, Director ESG, **member of** GRI Mining & Metals Standards Working Group*

*Mitch Krebs, President & CEO, **served as** Chair of NMA ESG Task Force. and now **serves as** Chair of NMA*

MSCI ESG RATINGS A

CCC | B | BB | BBB | A | AA | AAA

*As of 2021, Coeur received an MSCI **ESG Rating** of "**A**"[1]*

*Emilie Schouten, SVP HR, **Winner***
*Mitch Krebs, **Finalist***
*Casey Nault, **Finalist***
2021 & 2022 S&P Global Platts Metals Awards

***Committed to compliance** with Global Industry Standard on Tailings Management*

ESR Empresa Socialmente Responsable

*Coeur Mexicana is a **12-time recipient** of Empresa Socialmente Responsable distinction*

***Over 1.5 million hours** worked at POA 11 with zero lost time safety incidents*

ISS QualityScore GOVERNANCE 1
Highest Rating By INSTITUTIONAL SHAREHOLDER SERVICES

*ISS **QualityScore** of "1" for Governance (Highest Possible)*

***Over 2 years** without a recordable safety incident at Wharf*

*2020 & 2019 **Winner***
*2021 & 2022 **Finalist***
Best Proxy Statement (mid-/small cap), Corporate Secretary

Note: For more information about our ESG Report, and sustainability initiatives and strategy, please see our website at https://www.coeur.com/responsibility/. Any standards of measurement and performance made in reference to our ESG plans and goals are developing and based on assumptions, and no assurance can be given that any such plan, initiative, projection, goal, commitment, expectation, or prospect can or will be achieved. Our ESG goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that they will be met.

(1) For more information on MSCI ESG Ratings, please visit https://www.msci.com/notice-and-disclaimer.

Website references included throughout this presentation are provided for convenience only, and the contents of websites do not constitute a part of and are not incorporated by reference into this presentation.

NYSE: CDE 9

 Qualified, Diverse Board Nominees  Our Board, which includes a diverse mix of tenures, experiences and skills, is led by an independent chairman, and eight of nine director nominees are independent

 Qualified, Diverse Board Nominees (cont.)

 Qualified, Diverse Board Nominees (cont.)

 Governance & Executive Comp. Continuous Improvement  Corporate Governance Highlights and Best Practices   Ongoing Evolution of Executive Compensation Program

 2022 Performance Highlights  In 2022, we delivered strong financial and operating results while continuing to streamline our portfolio of core assets and advance the Rochester expansion project, which is expected to be a key catalyst, unlocking long-term value for our stockholders. The health and safety of our employees and the communities where we operate, as well as the protection of the environment, continued to be our top priorities, and we are proud of year-over-year improvement in safety and environmental performance. Finally, the Company’s continued investment in exploration resulted in reserve growth at all of our operating mines, which, together with new discoveries at our assets, lays the groundwork for future success.

 2022 Executive Compensation Philosophy  The four internal performance share metrics are subject to a relative TSR modifier that adjusts payouts +/- 25% for top or bottom quartile performance compared to peers.  Tied to achievement of expected 2024 Rochester production [from the new Stage VI leach pad] on a silver equivalent ounce basis.  ► Drive performance against critical strategic goals designed to create long-term stockholder value  ► Pay our executives at a level and in a manner that attracts, motivates and retains top executive talent

 2022 Executive Compensation Practices

 2022 CEO Compensation Tied to Stockholder Returns  57% of compensation linked to stock performance  (Based 100% on   Company Performance)

 2022 Compensation Results Aligned with Performance

 2022 Compensation Results Aligned with Performance (cont.)

 2022 Executive Compensation – Realized Pay  Coeur’s multiyear performance-linked pay aligned with stockholder returns  Our NEO compensation program is structurally designed to be a strong performance-based program. In the case of the CEO, 81% of his target compensation is performance-based or “at-risk”; only 19% is fixed, delivered through base salary.  This graph demonstrates alignment by showing three-year target value for performance and “at-risk” elements as well as the actual value realized from those compensation elements, equal to   actual 2020-2022 AIP, plus   the value of the PSUs for the 2020-2022 performance period that paid out in early 2023, valued as of December 30, 2022, the last date of the performance period, plus   the value of restricted stock granted in 2020, 2021 and 2022, valued as of December 31, 2022, including shares not yet vested.   The CEO’s actual value of compensation from performance based and “at-risk” elements was 33% lower than the target value. During this same period, our stock price decreased by 58%. We believe this demonstrates alignment of pay and performance.

 2022 Executive Compensation – Realizable Pay  Coeur’s realizable pay aligned with stockholder returns  Realizable pay measures the compensation value that could be realized by executives over a given time period, taking into account the change in Company stock price during that time and whether performance shares are earned based on achievement of performance targets.   This chart illustrates three-year realizable total compensation for our CEO at December 31, 2021 and December 31, 2022. The one-year difference between compensation values (a 18% YOY decline), particularly due to realizable long-term compensation calculated using a $5.04 stock price as of December 31, 2021 and a stock price of $3.36 as of December 31, 2022, is significant and is in line with negative 33% TSR for 2022.  The three-year realizable total compensation value for each period is calculated using (1) actual base salary and cash bonus paid for the applicable year, (2) the value of target performance shares payable and actual performance shares issued for the three-year period then ended, valued as of December 31 and (3) the value of restricted stock granted for the three-year period then ended, valued as of December 31, including shares not yet vested.   TSR was negative 33% for 2022 and our CEO’s realizable pay was 18% lower at December 31, 2022 as compared to December 31, 2021. We believe this also demonstrates alignment of pay and performance.

 Continued Strong Stockholder Engagement in 2022

 Risk Oversight  The Board is responsible for overseeing management’s mitigation of major risks facing Coeur, including, but not limited to:  This Board’s leadership and Committee structure is designed so that the full Board properly considers and evaluates potential risks under the guidance of the Chairman of the Board and further considers and evaluates certain risks at the Committee level.   The Board has delegated oversight of certain categories of risk to the Audit Committee, the Environmental, Health, Safety and Corporate Responsibility Committee, the Compensation and Leadership Development Committee and the Nominating and Corporate Governance Committee. The Board plans to constitute a new committee, the Finance and Strategic Investment Committee, following the 2023 Annual Meeting, which will have responsibility for overseeing and reviewing the Company’s financial position, strategy, plans and programs, including any financial risk mitigation practices, as well as capital allocation.

 ESG Highlights

 What Matters to Coeur  Coeur strives to be an industry leader in ESG, integrating factors into each aspect of its operations, activities and strategic decision making as the Company looks to the future. The following list includes material environmental, social and governance issues that matter to Coeur  Anti-Bribery & Anti-Corruption  Board Diversity  Board ESG Oversight  Ethics & Compliance  Sustainability Integral to Company Strategy  Governance  Diversity, Equity & Inclusion   Employee Training & Development  Workforce Health and Safety  People  Human Rights  Local Supply & Hiring  Local Community Development & Engagement  Communities  Climate Change  Greenhouse Gas Emissions  Reclamation & Closure  Tailings  Water  Biodiversity  Environment

 Continued Focus on People and Culture  Balancing local community development through trades and apprenticeship programs with larger Company-wide development and workforce planning programs to entice a broader diverse population to our operations  Creative Talent Acquisition  Provide career progression and unique internal development programs to retain tomorrow’s Company leaders  Development of Key Talent  Business Improvement, Exploration and Projects while balancing operational teams’ needs  Strategic Human Capital Investment

 Robust Succession Planning & Employee Development  From the operations to the boardroom, Coeur conducts robust succession planning throughout the organization annually, by employing specific talent diagnostics and skill development needs.   High potential performers and diversity discussions along with action plans are reviewed with leadership on a quarterly basis.   The Board oversees the recruitment, development and retention of senior executives. Significant focus is placed on succession planning both for key executive roles and also deeper into the organization.   In-depth discussions occur multiple times per year in meetings of the Board, the Compensation and Leadership Development Committee and the Nominating and Corporate Governance Committee, including in executive sessions to foster candid conversations.   Directors have regular and direct exposure to senior leadership and employees during Board and committee meetings and through other informal meetings and events held during the year.   Continued Focus on People and Culture (cont.)

 Safety is a Foundational Element of Coeur’s Culture  Coeur strives to protect the health, safety and wellbeing of its employees, contractors, visitors and surrounding communities  https://coresafety.org/. Website references included throughout this presentation are provided for convenience only, and the contents of websites do not constitute a part of and are not incorporated by reference into this presentation.

 Industry-Leading Safety Performance  Coeur has been certified in the National Mining Association’s CORESafety program since 2017 and completed its recertification in July 2021  Lost-Time Injury Frequency Rate  Source(s): U.S. Department of Labor Mine Safety and Health Administration (MSHA): Metal Operators Mine Safety and Health Statistics. Injuries per 200,000 employee-hours worked.  Includes both Coeur employees and contract workers.  Total Reportable Injury Frequency Rate  Industry average1  Coeur Mining2  Industry average1  Coeur Mining2  Coeur’s injury frequency rate remains significantly below industry averages, achieving a Company record-low lost-time injury frequency rate in 2022  Linked: EXCEL>Health & Safety>MSHA; “Charts” tab  Linked: EXCEL>Health & Safety>MSHA; “Charts” tab

 Industry-Leading Safety Performance  Coeur has been certified in the National Mining Association’s CORESafety program since 2017 and completed its recertification in July 2021  Lost-Time Injury Frequency Rate  Source(s): U.S. Department of Labor Mine Safety and Health Administration (MSHA): Metal Operators Mine Safety and Health Statistics. Injuries per 200,000 employee-hours worked.  Includes both Coeur employees and contract workers.  Total Reportable Injury Frequency Rate  Industry average1  Coeur Mining2  Industry average1  Coeur Mining2  Coeur’s injury frequency rate remains significantly below industry averages, achieving a Company record-low lost-time injury frequency rate in 2022  Linked: EXCEL>Health & Safety>MSHA; “Charts” tab  Linked: EXCEL>Health & Safety>MSHA; “Charts” tab  3

Precious Metals Are *Coeur* to Everyday Life

COEUR MINING

Coeur is an important part of the supply chains for gold and silver. Due to their unique properties, gold and silver have numerous innovative uses that shape the way we live today and enable a more sustainable, healthier tomorrow

Au

Coeur's Palmarejo, Rochester, Kensington and Wharf mines produce gold, which is a critical component of:

Medical Devices
COVID-19 diagnostic test kits, pacemakers, CAT scan equipment and others

Electronics
Nanotechnology and touch screen monitors

Electrification Devices
Batteries and solar panels

Transportation
GPS technology and catalytic converters in motor vehicles & electric vehicle circuit boards

Ag

Coeur's Palmarejo and Rochester mines produce silver, which is a critical component of:

Medical Devices
Bandages, pharmaceuticals and anti-microbial coating for equipment

Renewable Energy
Photovoltaic cells in solar panels

Transportation
Electric vehicle controls and charging stations; multifunctional automotive glass

Household Items
Mirrors, clothing, jewelry, "smart" home systems

Public Health
Water purification systems

Source: Mining Association of Canada, MineralsMakeLife.org, The National Mining Association and The United States Geological Survey (USGS).

NYSE: CDE 30

 Appendix

 Reserves and Resources  2022 Proven and Probable Mineral Reserves  Location  Short tons  Grade  Contained  Gold (oz/t)  Silver (oz/t)  Gold (oz)  Silver (oz)  PROVEN RESERVES                 Palmarejo  Mexico  4,081,000  0.059  4.21     241,000  17,172,000  Rochester  Nevada, USA  425,748,000  0.003  0.39     1,079,000  166,172,000  Kensington  Alaska, USA  939,000  0.180  -     169,000  -  Wharf  South Dakota, USA  6,379,000  0.031  -     199,000  -  Total  437,148,000  0.004  0.42     1,688,000  183,343,000  PROBABLE RESERVES                 Palmarejo  Mexico  14,119,000  0.050  3.44     712,000  48,565,000  Rochester  Nevada, USA  38,001,000  0.002  0.36     93,000  13,803,000  Kensington  Alaska, USA  1,273,000  0.189  -     240,000  -  Wharf  South Dakota, USA  27,328,000  0.026  -     709,000  -  Total  80,721,000  0.022  0.77     1,754,000  62,367,000  PROVEN AND PROBABLE RESERVES     Palmarejo  Mexico  18,201,000  0.052  3.61     953,000  65,736,000  Rochester  Nevada, USA  463,749,000  0.003  0.39     1,173,000  179,975,000  Kensington  Alaska, USA  2,212,000  0.184  -     408,000  -  Wharf  South Dakota, USA  33,707,000  0.027  -     908,000  -  Total Proven and Probable Reserves  517,868,000  0.007  0.47     3,443,000  245,711,000

Reserves and Resources (cont.)

2022 Measured and Indicated Mineral Resources (excluding Reserves)

	Location	Short tons	Grade				Contained			
			Gold (oz/t)	Silver (oz/t)	Zinc (%)	Lead (%)	Gold (oz)	Silver (oz)	Zinc (lbs)	Lead (lbs)
MEASURED RESOURCES										
Palmarejo	Mexico	4,030,000	0.066	4.39			267,000	17,689,000		
Rochester	Nevada, USA	94,296,000	0.002	0.33			187,000	31,452,000		
Kensington	Alaska, USA	2,412,000	0.276	-			665,000	-		
Wharf	South Dakota, USA	1,166,000	0.022	-			26,000	-		
Silvertip	Canada	680,000	-	11.47	9.88%	7.71%	-	7,798,000	134,462,000	104,870,000
Lincoln Hill	Nevada, USA	4,642,000	0.012	0.34			58,000	1,592,000		
Total		**107,226,000**	**0.011**	**0.55**			**1,203,000**	**58,531,000**	**134,462,000**	**104,870,000**
INDICATED RESOURCES										
Palmarejo	Mexico	16,704,000	0.054	3.42			907,000	57,062,000		
Rochester	Nevada, USA	15,507,000	0.002	0.34			27,000	5,332,000		
Kensington	Alaska, USA	1,309,000	0.293	-			384,000	-		
Wharf	South Dakota, USA	13,303,000	0.020	-			267,000	-		
Silvertip	Canada	6,375,000	-	8.21	9.65%	4.84%	-	52,317,000	1,230,898,000	617,279,000
Lincoln Hill	Nevada, USA	27,668,000	0.011	0.31			306,000	8,655,000		
Total		**80,866,000**	**0.023**	**1.53**			**1,891,000**	**123,367,000**	**1,230,898,000**	**617,279,000**
MEASURED AND INDICATED RESOURCES										
Palmarejo	Mexico	20,734,000	0.057	3.61			1,174,000	74,751,000		
Rochester	Nevada, USA	109,803,000	0.002	0.33			214,000	36,784,000		
Kensington	Alaska, USA	3,722,000	0.282	-			1,049,000	-		
Wharf	South Dakota, USA	14,468,000	0.020	-			293,000	-		
Silvertip	Canada	7,056,000	-	8.52	9.68%	5.12%	-	60,115,000	1,365,360,000	722,150,000
Lincoln Hill	Nevada, USA	32,310,000	0.011	0.32			364,000	10,247,000		
Total Measured and Indicated Resources		**188,092,000**	**0.016**	**0.97**			**3,094,000**	**181,897,000**	**1,365,360,000**	**722,150,000**

NYSE: CDE 33

 Reserves and Resources (cont.)  2022 Inferred Mineral Resources  Location  Short tons  Grade  Contained  Gold (oz/t)  Silver (oz/t)  Zinc (%)  Lead (%)  Gold (oz)  Silver (oz)  Zinc (lbs)  Lead (lbs)  INFERRED RESOURCES                 Palmarejo  Mexico  5,633,000  0.067  3.19           380,000  17,948,000        Rochester  Nevada, USA  77,001,000  0.002  0.34           148,000  26,151,000        Kensington  Alaska, USA  1,246,000  0.282  -           351,000  -        Wharf  South Dakota, USA  3,149,000  0.020  -           63,000  -        Silvertip  Canada  1,873,000  -  7.70  10.09%  4.43%     -  14,414,000  378,088,000  165,985,000  Lincoln Hill  Nevada, USA  22,952,000  0.011  0.36  255,000  8,163,000  Wilco  Nevada, USA  25,736,000  0.021  0.13  531,000  3,346,000  Total Inferred Resources  137,590,000  0.013  0.51     1,728,000  70,021,000  378,088,000  165,985,000

› Reserves and Resources (cont.)

COEUR MINING®

Notes to 2022 Mineral Reserves:

(1) The Mineral Reserve estimates are current as of December 31, 2022 and are reported using the definitions in Item 1300 of Regulation S–K (17 CFR Part 229) (SK1300) and were prepared by the company's technical staff.

(2) 3Assumed metal prices for 2022 Mineral Reserves were $21.00 per ounce of silver, $1,600 per ounce of gold, $1.15 per pound of zinc, $0.95 per pound of lead, except for Kensington at $1,700 per ounce of gold.

(3) Mineral Reserve estimates use the following key input parameters: Assumption of conventional longhole underground mining; reported above a variable gold equivalent cut-off grade that ranges from 2.02–2.07 g/t AuEq and an incremental development cut-off grade of 1.05 g/t AuEq; metallurgical recovery assumption of 90.5% for gold and 82.5% for silver; mining dilution assumes 0.4-1.0 meter of hanging wall waste dilution; mining loss of 20% was applied; variable mining costs that range from US$44.74–US$47.13/tonne, surface haulage costs of US$4.01/tonne, process costs of US$29.17/tonne, general and administrative costs of US$12.56/tonne, and surface/auxiliary support costs of US$3.24/tonne. Excludes the impact of the Franco-Nevada gold stream agreement at Palmarejo in calculation of Mineral Reserves.

(4) Mineral Reserve estimates are tabulated within a confining pit design and use the following input parameters: Rochester oxide variable recovery Au = 77.7-93.7% and Ag = 59.4%; Rochester sulfide variable recovery Au = 15.2-77.7% and Ag = 0.0-59.4%; with a net smelter return cutoff of $3.25/st oxide and US$3.35/st sulfide; Nevada Packard oxide recovery Au = 92.0% and Ag = 61.0%; with a net smelter return cutoff of $4.40/st for oxide, where the NSR is calculated as resource net smelter return (NSR) = silver grade (oz/ton) * silver recovery (%) * (silver price ($/oz) - refining cost ($/oz)) + gold grade (oz/ton) * gold recovery (%) * (gold price ($/oz) - refining cost ($/oz)); variable pit slope angles that approximately average 43º over the life-of-mine.

(5) Mineral Reserve estimates use the following key input parameters: assumption of conventional underground mining; gold price of $1700/oz; reported above a gold cut-off grade of 0.133-0.135 oz/st Au; metallurgical recovery assumption of 94%; gold payability of 97.5%; mining dilution varies from 15-23%; mining loss of 5% was applied; variable mining costs that range from US$87.13–90.00/ton mined; process costs of US$54.38/ton processed; general and administrative costs of US$54.76/ton processed; and concentrate refining and shipping costs of US$88.39/oz sold.

(6) Mineral Reserve estimate uses the following key input parameters: assumption of conventional open pit mining; reported above a gold cut-off grade of 0.010 oz/ton Au; average metallurgical recovery assumption of 79.1%; royalty burden of US$64/oz Au; pit slope angles that vary from 34–50º; mining costs of US$2.39/ton mined, process costs of US$11.91/ton processed (includes general and administrative costs)..

(7) Rounding of short tons, grades, and troy ounces, as required by reporting guidelines, may result in apparent differences between tons, grades, and contained metal contents.

NYSE: **CDE** 35

Reserves and Resources (cont.)

COEUR MINING®

Notes to 2022 Mineral Resources:

(1) Mineral Resource estimates are reported exclusive of Mineral Reserves, are current as of December 31, 2022, and are reported using definitions in SK1300 on a 100% ownership basis. Mineral Resource estimates were prepared by the Company's technical staff.

(2) Assumed metal prices for 2022 estimated Mineral Resources were $25.00 per ounce of silver, $1,800 per ounce of gold, $1.30 per pound of zinc, $1.00 per pound of lead, unless otherwise noted.

(3) Mineral Resource estimates use the following key input parameters: Assumption of conventional longhole underground mining; reported above a variable gold equivalent cut-off grade that ranges from 1.75-1.84 g/t AuEq; metallurgical recovery assumption of 90.5% for gold and 82.5% for silver; variable mining costs that range from US$42.50–US$47.13/tonne, surface haulage costs of US$4.01/tonne, process costs of US$29.17/tonne, general and administrative costs of US$12.56/tonne, and surface/auxiliary support costs of US$3.24/tonne. Excludes the impact of the Franco-Nevada gold stream agreement at Palmarejo in calculation of Mineral Resources.

(4) Mineral Resource estimates use the following key input parameters: assumption of conventional longhole underground mining; reported above a variable gold cut-off grade that ranges from 0.125–0.191 oz/ton Au; metallurgical recovery assumption of 94%; gold payability of 97.5%, variable mining costs that range from US$87.13–175.48/ton mined; process costs of US$54.38/ton processed; general and administrative costs of US$54.76/ton processed; and concentrate refining and shipping costs of US$88.39/oz sold.

(5) Mineral Resource estimate uses the following key input parameters: assumption of conventional open pit mining; reported above a gold cut-off grade of 0.010 oz/ton Au; average metallurgical recovery assumption of 78.7% across all rock types; royalty burden of US$64/oz Au; pit slope angles that vary from 34–50º; mining costs of $2.39/ton mined, process costs of US$11.91/ton processed (includes general and administrative costs).

(6) Mineral Resource estimates are tabulated within a confining pit shell and use the following input parameters: Rochester oxide variable recovery Au = 77.7-93.7% and Ag = 59.4%; Rochester sulfide variable recovery Au = 15.2-77.7% and Ag = 0.0-59.4%; with a net smelter return cutoff of $3.25/st oxide and US$3.35/st sulfide; Nevada Packard oxide recovery Au = 92.0% and Ag = 61.0%; with a net smelter return cutoff of $4.40/st for oxide, where the NSR is calculated as resource net smelter return (NSR) = silver grade (oz/ton) * silver recovery (%) * (silver price ($/oz) - refining cost ($/oz)) + gold grade (oz/ton) * gold recovery (%) * (gold price ($/oz) - refining cost ($/oz)); variable pit slope angles that approximately average 43º over the life-of-mine.

(7) Underground Mineral Resource estimates are reported using a net smelter return ("NSR") cutoff of US$130/tonne. Mineral Resources are reported insitu using the following assumptions: The estimate use the following key input parameters: lead recovery of 89-90%, zinc recovery of 82-83% and silver recovery of 83-84%. Lead concentrate grade of 53-54%; zinc concentrate grade of 56-57%; mining costs of US$68.77/tonne; processing costs of US$58.20/tonne and US$46.49/tonne, where the NSR ($/tonne) = tonnes x grade x metal prices x metallurgical recoveries – royalties – TCRCs – transport costs over the life of the mine.

(8) Open Pit Mineral Resource estimate is reported in-situ and are contained within a confining pit shell and use the following key input parameters: reported above an oxide gold equivalent cutoff of 0.15 ounces per ton and 0.20 oz ounces per ton assuming a silver to gold ratio of 60:1; gold recoveries of 64%; silver recoveries of 59%; mining costs of US$3.10/ton; process costs of US$3.60/ton; general and administrative costs of $1.50/ton processed; average pit slope angles of 45º over the life-of-mine. The technical and economic parameters are those that were used in the 2018 Resource Estimation. Based on the QPs review of the estimate, there would be no material change to the Mineral Resource if a gold price of US$1,700/oz, a silver price of US$22/oz or economic parameters were updated. Therefore the 2018 Mineral Resource is considered current and is presented unchanged.

NYSE: CDE 36

Reserves and Resources (cont.)

COEUR MINING®

Notes to 2022 Mineral Resources (cont.):

(9) Open Pit Mineral Resource estimates are reported using an equivalent gold cutoff of 0.20 ounces per ton assuming a silver to gold ratio of 60:1. Resources are reported in-situ and contained withed a conceptual measured, indicated and inferred optimized pit shell. Silver price of US$20/oz, gold price of US$1,400/oz. Average oxide and sulfide gold recovery is 70%, average carbonaceous gold recovery is 50%. Average oxide and sulfide gold recovery is 60%. Average carbonaceous silver recovery is 50%. Open pit mining cost is US$1.50/ton, processing and processing and G&A cost is US$5.46/ton; average pit slope angles of 50º. The technical and economic parameters are those that were used in the 2017 Resource Estimation. Based on the QPs review of the estimate, there would be no material change to the mineral resources if a gold price of US$1,700/oz, a silver price of US$22/oz or economic parameters were updated. Therefore the 2018 Mineral Resource report is considered current and is presented unchanged.

(10) Rounding of short tons, grades, and troy ounces, as required by reporting guidelines, may result in apparent differences between tons, grades, and contained metal contents.

NYSE: **CDE** 37

Executive Leadership  Mitchell J. Krebs – President and Chief Executive Officer. During his twenty-year tenure with Coeur, Mr. Krebs has led nearly $2 billion in capital raising and debt restructuring activities and has facilitated over $2 billion of acquisitions and divestitures. Mr. Krebs was previously Coeur‘s Chief Financial Officer and held various positions in the corporate development department, including Senior Vice President of Corporate Development. Mr. Krebs is a member of the board of directors of Kansas City Southern Railway Company and the Chair of the National Mining Association, and a past President of the Silver Institute.  Thomas S. Whelan – Senior Vice President and Chief Financial Officer. Prior to joining Coeur, Mr. Whelan served as CFO of Arizona Mining Inc. from September 2017 to August 2018, when the company was acquired from South32 Limited. Previously, Mr. Whelan served as CFO for Nevsun Resources Ltd. from January 2014 to August 2017. He is a chartered professional accountant and was previously a partner with the international accounting firm Ernst & Young (“EY”) LLP where he was the EY Global Mining & Metals Assurance sector leader, the leader of the EY Assurance practice in Vancouver and previously EY’s Canadian Mining & Metals sector leader. Mr. Whelan graduated with a Bachelor of Commerce from Queen’s University.  Michael “Mick” Routledge – Senior Vice President and Chief Operating Officer. Mr. Routledge has over 25 years’ experience with Rio Tinto in various roles beginning in 1987, including as the Chief Operating Officer (2011-2012) and Vice President HSE, Projects & Operational Value (2012-2014) of the Kennecott Utah Copper mine business and served as the Chief Operating Officer of Asahi Refining from 2015 to 2017. As the Senior Director of Operational Excellence at Anagold Madencilik from 2017 to 2020, Mr. Routledge designed and implemented an operational excellence program for the Copler District in Turkey. Most recently, Mr. Routledge served as the Vice President of Major Projects and Studies of Alacer Gold Corp. since February 2020. Mr. Routledge currently chairs the Health & Safety Division Executive Committee for the Society for Mining, Metallurgy & Exploration board. He received an undergraduate degree from the University of Sunderland, England in Electrical and Control Engineering and received his MBA with a focus on business and strategic transformation from Henley Management College in England.  Casey M. Nault – Senior Vice President, General Counsel, and Chief ESG Officer. Mr. Nault has approximately 25 years of experience as a corporate and securities lawyer, including prior in-house positions with Starbucks Corporation and Washington Mutual, Inc. and law firm experience with Gibson, Dunn & Crutcher. His legal experience includes securities compliance and SEC reporting, corporate governance and compliance, mergers and acquisitions, public and private securities offerings, other strategic transactions, general regulatory compliance, cross-border issues, land use and environmental issues, and overseeing complex litigation. In addition to leading the legal function, since 2018 Mr. Nault has overseen the Company’s ESG initiatives, and he also has executive responsibility for several other corporate functions including compliance, internal audit, cybersecurity and IT infrastructure, government affairs and land management.  Aoife M. McGrath – Senior Vice President, Exploration. Ms. McGrath has over 20 years of mining industry experience, spanning all stages of exploration from greenfield works to continental-scale exploration programs. Most recently, Ms. McGrath served as Vice President Exploration, Africa and Middle East at Barrick Gold Corp. Prior to that time, she served as head of Exploration and Geology for Beadell Resources Limited as well as serving in various roles at Alamos Gold Inc., including Director, Exploration and Corporate Development and Vice President, Exploration. She holds a Master of Science in Mineral Exploration from the University of Leicester as well as a Master of Science in Engineering Geology from the Imperial College London.  Emilie C. Schouten – Senior Vice President, Human Resources. Ms. Schouten has 15 years of experience in Human Resources, starting her career in General Electric, where she graduated from GE’s Human Resources Leadership Program. After 6 years as an HR Manager with GE, her division was acquired by the world’s largest electrical distribution company, Rexel, and Ms. Schouten went on to become the Director of Training and Development. Ms. Schouten has her B.A. in Sociology from Michigan State University and her M.S. in Industrial Labor Relations from University of Wisconsin-Madison.

 Board of Directors  Robert E. Mellor – Independent Chairman of the board of Monro, Inc. (auto service provider) since June 2017, and appointed Interim Chief Executive Officer from August 2020 to April 2021. Previously Mr. Mellor was lead independent director from April 2011 to June 2017 and a member of the board of directors since August 2010; Former Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) from 1997 to January 2010, director from 1991 to January 2010; former member of the board of directors of CalAtlantic Group, Inc. (national residential home builder) from October 2015 to February 2018, when CalAtlantic was acquired by Lennar Corporation; former member of the board of directors of the Ryland Group (national home builder, merged with another builder to form CalAtlantic) from 1999 to October 2015; and former member of the board of directors of Stock Building Supply Holdings, Inc. (lumber and building materials distributor) from March 2010 until December 2015 when it merged with another company. He was recently named a 2020 National Association of Corporate Directors Directorship 100 honoree.  Mitchell J. Krebs – President and Chief Executive Officer. See prior slide.  Linda L. Adamany – Member of the board of directors of Jefferies Financial Group (formerly known as Leucadia National Corporation), a diversified holding company engaged in a variety of businesses, since March 2014, and a member of the board of directors of Jefferies Group LLC and Jefferies International Limited, wholly-owned subsidiaries of Jefferies Financial Group Inc., since November 2018 and March 2021, respectively; non-executive director of BlackRock Institutional Trust Company since March 2018; non-executive director of the Wood plc from October 2017 to May 2019; non-executive director of Amec Foster Wheeler plc, an engineering, project management, and consultancy company, from October 2012 until the Company was acquired by Wood plc in October 2017; member of the board of directors of National Grid plc, an electricity and gas generation, transmission, and distribution company, from November 2006 to November 2012. Served at BP plc in several capacities from July 1980 until her retirement in August 2007, most recently from April 2005 to August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resource management of BP plc’s Refining & Marketing segment, a $45 billion business at the time. She was recently selected as one of Women Inc. Magazine’s 2018 Most Influential Corporate Directors.  Sebastian Edwards – Henry Ford II Professor of International Business Economics at the Anderson Graduate School of Management at the University of California, Los Angeles (UCLA) from 1996 to present; Co-Director of the National Bureau of Economic Research’s Africa Project from 2009 to present; taught at IAE Universidad Austral in Argentina and at the Kiel Institute from 2000 to 2004; Chief Economist for Latin America at the World Bank Group from 1993 to 1996. Currently a Member of the Board of Moneda Asset Management, an investment management firm in Chile, and Centro de Estudios Públicos, Chile.  Randolph E. Gress – Retired Chairman (November 2006 until January 2016 and director from August 2004 until January 2016) and Chief Executive Officer (from 2004 until December 2015) of Innophos Holdings, Inc., a leading international producer of performance-critical and nutritional specialty ingredients for the food, beverage, dietary supplements, pharmaceutical, and industrial end markets. Mr. Gress was with Innophos since its formation in 2004, when Bain Capital purchased Rhodia SA’s North American specialty phosphate business. Prior to his time at Innophos, Mr. Gress was with Rhodia since 1997 and held various positions including Global President of Specialty Phosphates (with two years based in the U.K.) and Vice-President and General Manager of the NA Sulfuric Acid and Regeneration businesses. From 1982 to 1997, Mr. Gress served in various roles at FMC Corporation including Corporate Strategy and various manufacturing, marketing, and supply chain positions.  Jeane L. Hull – Ms. Hull has over 35 years of mining operational leadership and engineering experience, most notably holding the positions of Chief Operating Officer for Rio Tinto plc at the Kennecott Utah Copper Mine and Executive Vice President and Chief Technical Officer of Peabody Energy Corporation. She also held numerous management engineering and operations positions with Rio Tinto affiliates. Prior to joining Rio Tinto, she held positions with Mobil Mining and Minerals and has additional environmental engineering and regulatory affairs experience in the public and private sectors. Ms. Hull currently serves as a member of the Board of Directors of Copper Mountain Mining Corporation, Eprioc AB and Interfor Corporation. She previously served on the boards of Trevali Mining Corporation, Pretium Resources Inc. and Cloud Peak Energy Inc. Ms. Hull also serves on the Advisory Board for South Dakota School of Mines and Technology.  .

 Board of Directors (cont.)  Eduardo Luna – Chairman of the Board of Rochester Resources Ltd., Mr. Luna has spent over forty years in the precious metals mining industry and has held prior senior executive and board positions at several companies including Industrial Peñoles, Goldcorp Inc., Luismin SA de CV, Wheaton River Minerals Ltd., Alamos Gold Inc., Dyna Resource, Inc. and Primero Mining Corp. He is currently the Chairman of the board of directors of Rochester Resources Ltd., a junior natural resources company with assets in Mexico. He is also a member of the Board of Directors of Wheaton Precious Metals Corp. Mr. Luna is the former President of the Mexican Mining Chamber and a former President of the Silver Institute. He was recently inducted into the Mexico Mining Hall of Fame and serves as Chairman of the Advisory Board of the Faculty of Mines at the University of Guanajuato where he received a degree in Mining Engineering.  Jessica L. McDonald(1) – Ms. McDonald has extensive leadership experience in both the public and private sectors and currently serves as a member of the Boards of Directors of GFL Environmental Inc. and Hydro One Limited. She served as the President and Chief Executive Officer of BC Hydro and Power Authority, a clean energy utility with over $5.5 billion in annual revenues and more than 5,000 employees, from May 2014 to July 2017. She was the Chair of Canada Post Corporation from December 2017 to July 2020 and was interim President and Chief Executive Officer from April 2018 until March 2019. From October 2017 to March 2020, she was a member of the Board of Directors of Trevali Mining Corporation and served as Chair from March 2019 to March 2020. Since 1991, Ms. McDonald has held many senior positions in the British Columbia provincial government, including Deputy Minister to the Premier, Cabinet Secretary and Head of the BC Public Service. She has been selected as a Mentor at the Trudeau Foundation and named to Canada’s Top 100 Most Powerful Women Hall of Fame. She also has been a visiting fellow at Stanford University’s Center for Energy Policy and Finance and serves on the Board of the Greater Vancouver Board of Trade and Sustainable Development Technology Canada.  John H. Robinson(1) – Chairman of Hamilton Ventures LLC since founding the firm in 2006. Chief Executive Officer of Nowa Technology, Inc. (development and marketing of environmentally sustainable wastewater treatment technology) from 2013 to 2014. Chairman of EPC Global, Ltd. (engineering staffing company) from 2003 to 2004. Executive Director of Amey plc (British business process outsourcing company) from 2000 to 2002. Vice Chairman of Black & Veatch Inc. (engineering and construction) from 1998 to 2000. Mr. Robinson began his career at Black & Veatch and was Managing Partner prior to becoming Vice Chairman. He is a member of the Board of Directors of Alliance Resource Partners, L.P. (coal mining) and Olsson Associates (engineering consulting). He was a member of the Board of Directors of Federal Home Loan Bank of Des Moines (financial Services) from 2007 to 2019.  J. Kenneth Thompson – Chairman of Pioneer Natural Resources Company (oil and gas) and member of the board of directors of Alaska Air Group, Inc. (parent company of Alaska Airlines, Virgin America Airlines and Horizon Air), presiding (Lead) Director of Tetra Tech, Inc. (engineering consulting). President and Chief Executive Officer of Pacific Star Energy LLC (private energy investment firm in Alaska) from September 2000 to present, with a principal holding in Alaska Venture Capital Group LLC (private oil and gas exploration company) from December 2004 to present; Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China, and Singapore from 1998 to 2000.  Not standing for re-election at the 2023 Annual Meeting of Stockholders.

 Contact Information  Corporate Office  Coeur Mining, Inc.  200 S. Wacker Drive, Suite 2100 Chicago, IL 60606  Main Telephone  +1 (312) 489-5800  Stock Ticker  CDE: NYSE  Website  www.coeur.com  Contact  Jeff Wilhoit  Director, Investor Relations  investors@coeur.com